EXHIBIT 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Announces Record Production and Year-End Proved Reserves in 2012

TULSA, OK - February 25, 2013 - Laredo Petroleum Holdings, Inc. (NYSE: LPI) (“Laredo” or “the Company”), today announced preliminary operating results for year-end 2012, in which the Company:

•	Increased annual production approximately 31% from 2011, to a record 11.3 million barrels of oil equivalent (MMBOE);

•	Increased oil percentage of total production to approximately 42% from 39% in the prior year;

•	Increased proved reserves to a record 188.6 MMBOE, up approximately 21% from the prior year-end;

•	Increased oil percentage of proved reserves to approximately 52% from 36% at year-end 2011; and

•	Replaced approximately 385% of production, with approximately 93% of this replacement from the drill bit.
“Throughout 2012, Laredo successfully executed its development and delineation program to grow production, reserves and identified resource potential through a deliberate and disciplined approach to recognize the full value of the entire resource potential that we believe exists within our Permian acreage position,” said Randy A. Foutch, Laredo Chairman and Chief Executive Officer. “We have once again grown our reserves more than 20% and meaningfully enhanced the quality of our reserves by increasing the oil and proved developed components to 52% and 43%, respectively. Yet, we believe the current reserves only represent a fraction of the resource potential that has been de-risked to date within our Permian-Garden City acreage. Our recent successes from the initial Middle and Lower Wolfcamp horizontal wells, coupled with ongoing strong results from the Upper Wolfcamp and Cline horizontal wells, have continued to de-risk the significant resource potential that we believe exists from all four zones across our entire 145,000 net acres in the Permian-Garden City area.”
Laredo's total proved reserves, presented on a two-stream basis, were 188.6 MMBOE at year-end 2012, an approximate 21% increase from the year-end 2011 amount. Reserves consisted of 98.1 million barrels of oil and 542.9 billion cubic feet of liquids-rich natural gas. At December 31, 2012, approximately 43% of the Company's proved reserves were proved developed compared to approximately 40% at year-end

2011. Geographically, approximately 85% of year-end 2012 reserves were located in the Permian Basin, approximately 11% in the Anadarko Granite Wash and approximately 4% in other areas. A summary of 2012 reserve changes is as follows:

		Natural	Oil
	Oil	Gas	Equivalents
	MMBbls	Bcf	MMBOE
Beginning of year - December 31, 2011	56.3	601.1	156.5
Revisions of previous estimates	(12.4)	(260.7)	(55.8)
Extensions, discoveries and other additions	57.4	232.4	96.1
Purchases of reserves in place	1.6	9.2	3.1
Sales of reserves in place	—	—	—
Production	(4.8)	(39.1)	(11.3)
End of year - December 31, 2012	98.1	542.9	188.6

Standardized measure - ($ millions)			$1,877.5

Pre-tax PV-10(1) - ($ millions)			$2,348.5

Laredo focused much of its 2012 activities on delineation of its Permian-Garden City acreage and the related opportunities for horizontal development of the four identified zones in the Wolfcamp and Cline shales on this acreage. As a result, added horizontal locations in the Upper Wolfcamp and Cline zones, coupled with deep vertical well locations in the Permian Basin were the primary drivers for the 96.1 MMBOE of reserve additions from extensions and discoveries. Revisions of previous estimates were primarily associated with the removal of 410 shallow vertical wells in the Permian Basin, that were replaced with deep vertical and horizontal wells, and the removal of 202 vertical wells in the Anadarko Basin due to lower natural gas pricing.
Laredo's estimated net proved reserves were prepared by Ryder Scott Company, L.P. as of December 31, 2012 and are based on reference oil and natural gas prices. In accordance with applicable rules of the Securities and Exchange Commission (“SEC”), the reference oil and natural gas prices are derived from the average trailing 12-month index prices (calculated at the unweighted arithmetic average of the first-day-of-the-month price for each month within the applicable 12-month period), held constant throughout the life of the properties. Reference prices used, before differentials were applied, were $91.21 per barrel of oil and $2.63 per MMBtu of natural gas.

For 2012, preliminary finding and development (F&D) cost was $22.08/BOE, and preliminary finding development and acquisition (FD&A) cost was $20.97/BOE, presented on a two-stream basis. The F&D and FD&A costs will be finalized upon filing the Company's annual report on Form 10-K. For a description of F&D and FD&A costs, please see the discussion below under the heading “Finding and Development Cost.”
“During 2012, Laredo achieved our objective of confirming and better defining the vast resource potential from the multiple productive zones in the Permian-Garden City asset,” added Foutch. “Looking forward to 2013, the Company is well positioned to continue our disciplined approach to further define the captured resource potential and begin the optimization of its development, which we believe will further enhance our unit F&D and operating costs. These efforts are designed to efficiently exploit and accelerate the value recognition from this core asset.”
Separately, the Company has retained Wells Fargo Securities, LLC to assist in the possible divestment of various assets outside of the Permian Basin.
Laredo Petroleum Holdings, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian and Mid-Continent regions of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. The actual impact of derivative instruments described above may be different, and could differ materially, from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our fourth-quarter 2012 are finalized.
General risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and September 30, 2012, and those set forth from time to time in other filings with the SEC, including its Rule 424(b) prospectus filed October 12, 2012. These documents are available through Laredo's website at www.laredopetro.com under the tab “Investor Relations” or through the SEC's Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov. Any of

these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.
The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC's definitions for such terms. In this communication, the Company may use the term “resource potential” which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. “Resource potential” refers to the Company's internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves, largely from a specified resource play. A resource play is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. Unbooked resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer's Petroleum Resource Management System or SEC rules and does not include any proved reserves. Actual quantities that may be ultimately recovered from the Company's interests will differ substantially. Factors affecting ultimate recovery include the scope of the Company's ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company's core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.
Finding and Development Cost
Finding and development cost, or F&D cost, is calculated by dividing (x) development, exploitation, and exploration capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period, excluding acquired reserves. Finding, development and acquisition cost, or FD&A cost, is calculated by dividing (x) development, exploitation, exploration and acquisition capital expenditures for the period, plus unevaluated capital expenditures as of the beginning of the period, less unevaluated capital expenditures as of the end of the period, by (y) reserve additions for the period, including acquired reserves. The methods we use to calculate our F&D and FD&A costs may differ significantly from methods used by other companies to compute similar measures. As a result, our F&D and FD&A costs may not be comparable to similar measures provided by other companies. We believe that providing measures of F&D and FD&A costs are useful in evaluating the costs, on a per barrel of oil equivalent basis, to add proved reserves.
However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with generally accepted accounting principles. Due to various factors, including timing differences in the addition of proved reserves and the related costs to develop those reserves, F&D and FD&A costs do not necessarily reflect precisely the costs associated with particular reserves. As a result of various factors that could materially affect the timing and amounts of future increases in reserves and the timing and amounts of future costs, we cannot assure you that our future F&D or FD&A costs will not differ materially from those presented.

Laredo Petroleum Holdings, Inc.
2012 F&D and FD&A Costs
Unaudited

	F&D	FD&A
($ in millions, except per unit amounts)
Exploration, development & exploitation capital	$925.0	$925.0
Acquisitions (if applicable)	—	20.6
Asset retirement obligation additions	7.4	7.4
Adjustments:
Unevaluated costs as of December 31, 2011	117.2	117.2
Unevaluated costs as of December 31, 2012	(159.9)	(159.9)
Adjusted capital expenditures related to reserve additions	$889.7	$910.3

Reserve extensions, discoveries and revisions	40.3	40.3
Acquisitions (if applicable)	—	3.1
Total reserve additions	40.3	43.4

Cost per BOE	$22.08	$20.97

(1) PV-10: A Non-GAAP Financial Measure
PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of the PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. However, PV-10 is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.
The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2012:

Laredo Petroleum Holdings, Inc.
Reconciliation of PV-10 Non-GAAP Financial Measure
Unaudited
December 31,
2012
In Millions

Pre-tax PV-10	$2,348.5
Present value of future income taxes discounted at 10%	(471.0)
Standardized measure of discounted future net cash flows	$1,877.5

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Contacts:
Rick Buterbaugh: (918) 858-5151 - RButerbaugh@laredopetro.com
Branden Kennedy: (918) 858-5015 - BKennedy@laredopetro.com

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